Exhibit 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 331-5465

Fax (248) 281-0940

20750 Civic Center Drive, Suite 418

Southfield, MI 48076

September 29, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OptimizeRx Corporation

Rochester, MI

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A (Post Effective Amendment No. 1 to Form S-1/A), Registration Statement under the Securities Act of 1933, filed by OptimizeRx Corporation of our report dated March 20, 2014, relating to the consolidated financial statements of OptimizeRx Corporation, a Nevada Corporation, as of and for the year ending December 31, 2013, and the reference to us under the caption “Interests of Named Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC